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                                                                     EXHIBIT 2.3

                            BUYLINE.NET, INCORPORATED

                                 PROMISSORY NOTE

$650,000                                                         April 26, 2000


        Buyline.net, Incorporated, a Delaware corporation (the "Company"), for value received, promises to pay to the order of LightMedia Interactive Corporation, a Delaware corporation (the "Holder"), the principal amount of Six Hundred Fifty Thousand Dollars ($650,000), together with interest from the date hereof on the principal amount of this Note payable at the rate and on the dates provided for in this Note.

        This Promissory Note is being issued pursuant to the Bill of Sale and Assignment Agreement, of even date herewith (the "Bill of Sale"), by Lawrence Silverman and Holder in favor of the Company. The terms of the Bill of Sale are specifically incorporated herein.

Section 1.  INTEREST.

        Interest shall accrue on the principal amount of this Note at a rate per annum from and including the date of issuance with respect to this Note equal to the interest rate published in The Wall Street Journal from time to time as the "prime rate" (the "Prime Rate"). In the event of a change in the Prime Rate, interest on the outstanding principal balance hereof will be adjusted, it being the intent hereof that the rate of said interest shall increase or decrease simultaneously with an increase or decrease in the Prime Rate. Interest shall be calculated on the basis of a 360-day year comprised of twelve thirty-day months, and charged for the actual number of days elapsed.

Section 2.  MATURITY DATE; PAYMENTS.

        (a) The entire principal amount outstanding, and all accrued and unpaid interest, under this Note shall be due and payable in full upon the earlier of:

                  (i) the date of the first registered public offering of the Company's common stock by the Company under the Securities Act with net proceeds to the Company of at least $20 million;

                  (ii) the date of a private placement of at least $15 million in equity securities or debt securities convertible into equity securities by the Company to a single purchaser or group of purchasers in one purchase or a series of related purchases subsequent to the date hereof;

                  (iii) February 28, 2003; or

                  (iv)  the occurrence of any Event of Default.


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        (b) Cash payments of $18,000 shall be made beginning on the date hereof and continuing on the first business day of each month thereafter, by wire transfer in immediately available funds to the account maintained in the United States specified by the Holder to the Company for such purpose or in such manner and at such other place as the Holder shall designate in writing to the Company, in lawful money of the United States of America. Each payment shall be applied first to accrued but unpaid interest, and the remainder to outstanding principal.

        (c) This Note may be prepaid at any time without premium or penalty. Upon payment or prepayment of the entire amount of the principal amount of this Note, and accrued interest thereon, this Note shall be surrendered to the Company for cancellation.

Section 3. WAIVERS. The Company waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note.

Section 4. COLLECTION COSTS. In the event of any action at law or suit in equity with respect to this Note, the Company, in addition to all other sums which it may be required to pay hereunder, will pay a reasonable sum for attorneys' fees incurred by the Holder in connection with such action or suit and all other costs of collection.

Section 5. SECURITY. Payment of this Note and all obligations of the Company hereunder to Holder are secured by a valid, existing Stock Pledge Agreement of even date herewith between E2Enet, Inc. and Holder (the "Stock Pledge Agreement"), and the terms of said Stock Pledge Agreement, and any subsequent modifications thereto, are by this reference incorporated herein.

Section 6.  NO WAIVER; CUMULATIVE REMEDIES.

        No failure to exercise and no delay in exercising, on the part of the Holder, any right, remedy, power or privilege under this Note, or provided by law and no course of dealing between any such person or entity and the Company, shall imply or otherwise operate as a waiver of any such right, remedy, power or privilege; nor shall any single or partial exercise of any right, remedy, power or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under this Note are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 7.  EVENTS OF DEFAULT.

        Each of the following constitutes an "Event of Default":

                  (i) if the Company fails to render payment under Section 2(b) of this Note when said payment is due and payable if such default shall continue unremedied for ten (10) days;


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                  (ii)  the Company shall (w) apply for or consent to the
appointment of a receiver, trustee or liquidator for itself or a substantial part of its properties or assets, (x) admit in writing its inability to pay its debts as they mature, (y) make a general assignment for the benefit of its creditors, or (z) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code or file a petition seeking reorganization, insolvency, readjustment of debts, dissolution or liquidation; or

                  (iii) an involuntary case under the United States Bankruptcy Code shall be commenced against the Company or a petition shall be filed against the Company seeking similar relief under any other applicable law and such case or petition shall remain undismissed for sixty (60) days after the entry thereof.

Section 8.  MISCELLANEOUS PROVISIONS.

        8.1 Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws or choice of law.

        8.2 Binding Effect; Assignability. This Note and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs; provided that, neither this Note nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of the Holder.

        8.3 Amendments and Waivers. Modifications and waivers of this Note may be made solely with the approval in writing of each of the Holder and the Company.

        IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date hereinabove first written.


                                                    BUYLINE.NET, INCORPORATED



                                                    By: /s/ Lawrence Silverman
                                                       ------------------------
                                                       Name:  Lawrence Silverman
                                                       Title: President and CEO